Exhibit 99.1

FIBROGEN ANNOUNCES PASSING OF CEO THOMAS B. NEFF,

SCIENTIFIC INNOVATOR AND PIONEERING BIOPHARMACEUTICAL EXECUTIVE

SAN FRANCISCO, August 26, 2019 -- FibroGen, Inc. (NASDAQ:FGEN) announced today that Thomas B. Neff, Chief Executive Officer and Chairman of the Board of Directors of FibroGen, passed away unexpectedly this past weekend.

Board member James A. Schoeneck has been named FibroGen’s Interim CEO.

The FibroGen Board of Directors issued the following statement:

“Tom leaves a legacy of innovation and dedication that has been rarely matched in this industry.   Tom founded FibroGen in 1993 when he assembled the global scientific leaders in both collagen synthesis and the molecular and cellular mechanisms of prolyl hydroxylase inhibitors. This pioneering work led to the development of roxadustat, a hypoxia-inducible factor prolyl hydroxylase inhibitor (HIF-PHI) and pamrevlumab, a fully human monoclonal antibody that inhibits the activity of connective tissue growth factor, or CTGF, a critical mediator in the progression of fibrosis and related serious diseases.

“Roxadustat, the first oral therapy for the treatment of anemia, is approved in China, under review in Japan, and approaching NDA in the U.S. and MAA in Europe; and pamrevlumab is in Phase 3 development for the treatment of both idiopathic pulmonary fibrosis and pancreatic cancer, and in Phase 2 in Duchenne muscular dystrophy.  Tom founded FibroGen with the vision to treat fibrosis at a time when there was no hope for this disease category and his commitment to these patients never wavered, nor did his passion for scientific innovation and discovery.  He led this company for 25 years and established a company culture and a management team equally driven to support this passion.

“In addition to founding and managing FibroGen from its beginning to a global biopharmaceutical company, Tom is a named inventor on over 100 patents. His contribution as a pioneer in the biotechnology industry will be measured by the lives he has and will impact with the development of these important areas he has pioneered.

The Board of Directors, management team, and employees, deeply mourn his passing, and extend our heartfelt sympathy and condolences to his family.”

James A. Schoeneck, a 9-year member of FibroGen’s Board of Directors, Chairperson of FibroGen’s Compensation Committee, and a member of FibroGen’s Audit Committee, has been named FibroGen’s Interim CEO while the Company pursues the process of retaining a permanent world-class CEO to fill the position. Mr. Schoeneck was Chief Executive Officer at Depomed, Inc., and has previous CEO experience in the biopharmaceutical industry, as well as serving as Vice President and General Manager, Immunology, at Centocor Inc. (now Janssen Biotech, Inc.), where he led the development of Centocor’s commercial capabilities.  Jim will step down from committee service while he serves as interim CEO.

“The expertise in commercial-stage matters that Jim will bring to his role as interim CEO, combined with

Exhibit 99.1

the long tenure, depth, and quality of FibroGen’s senior management, ensure that the company’s programs will advance without interruption. As roxadustat moves towards global commercialization, we are fortunate to be partnered with AstraZeneca and Astellas, who provide strong and comprehensive support,” said Tom Kearns, FibroGen’s Lead Independent Director and a board member for over 20 years. “We are committed to honoring Tom’s vision and dedication to bringing innovative therapies to patients in need.”

About FibroGen

FibroGen, Inc., headquartered in San Francisco, California, with subsidiary offices in Beijing and Shanghai, People’s Republic of China, is a leading biopharmaceutical company discovering and developing a pipeline of first-in-class therapeutics. The company applies its pioneering expertise in hypoxia-inducible factor (HIF), connective tissue growth factor (CTGF) biology, and clinical development to advance innovative medicines for the treatment of anemia, fibrotic disease, and cancer. Roxadustat, the company’s most advanced product candidate, is an oral small molecule inhibitor of HIF prolyl hydroxylase (HIF-PH) activity. Together with our collaboration partners Astellas and AstraZeneca, preparation for regulatory submissions for the treatment of anemia in chronic kidney disease (CKD) to the U.S. FDA, the EMA, and other competent authorities is underway. Roxadustat is approved for treatment of anemia associated with CKD in China in both dialysis-dependent and non-dialysis-dependent CKD patients. Our partner Astellas submitted an NDA for the treatment of anemia in CKD patients on dialysis in Japan in September 2018, which is currently under review by the Pharmaceuticals and Medical Devices Agency (PMDA). Roxadustat is in Phase 3 clinical development in the U.S. and Europe and in Phase 2/3 development in China for anemia associated with myelodysplastic syndromes (MDS). Pamrevlumab, an anti-CTGF human monoclonal antibody, is in Phase 3 clinical development for the treatment of idiopathic pulmonary fibrosis (IPF) and for the treatment of pancreatic cancer. Pamrevlumab is also currently in a Phase 2 trial for Duchenne muscular dystrophy (DMD). FibroGen is also developing a biosynthetic cornea in China. For more information, please visit www.fibrogen.com.

Forward-Looking Statements

This release contains forward-looking statements regarding our strategy, future plans and prospects, including statements regarding the development of the company’s product candidates pamrevlumab and roxadustat, the potential for and timing of an NDA submission to the FDA for roxadustat, the potential safety and efficacy profile of our product candidates, and our clinical, regulatory plans, and those of our partners. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “may,” “will”, “should,” “on track,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. Our actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties related to the continued progress and timing of our various programs, including the enrollment and results from ongoing and potential future clinical trials, and other matters that are described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and our quarterly report on 10-Q for the fiscal quarter ended June 30, 2019 filed with the Securities and Exchange Commission (SEC), including the risk factors set forth therein. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement in this press release, except as required by law.

Exhibit 99.1

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Contact

FibroGen, Inc.

Karen L. Bergman

Vice President, Investor Relations and Corporate Communications

1.415.978.1433

ir@fibrogen.com